Exhibit 16.1

January 23, 2018

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: LifeApps Brands, Inc.

Commission File No. 000- 54867

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated January 23, 2018 and are in agreement with the statements contained in that document pertaining to our firm.

Very truly yours,

 /s/ Pritchett, Siler and Hardy P.C.

Pritchett, Siler and Hardy P.C.